SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 1-9046
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       CSC Holdings, Inc. (formerly named Cablevision Systems Corporation)
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             (Exact name of registrant as specified in its charter)

                  One Media Crossways, Woodbury, New York 11797
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              Class A Common Stock
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            (Title of each class of securities covered by this Form)

        8.5% Series I Cumulative Convertible Exchangeable Preferred Stock
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]            Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6               [ ]
        Rule 12h-3(b)(1)(i)    [x]

    Approximate  number of holders of record as of the  certification  or notice
date:       1
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    Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 4, 1998                         BY:  /s/ Joseph Cece
     ----------------------------------         --------------------------------
                                                Name:  Joseph Cece
                                                Title:  Sr. Vice President